Exhibit 99.2

Greenbriar Completes Acquisition of EDAC Technologies Corporation

(RYE, NY, May 7, 2013) – Greenbriar Equity Group LLC (“Greenbriar”) announced today the successful completion of the tender offer by its affiliate, GB Aero Engine Merger Sub, Inc., a wholly owned subsidiary of GB Aero Engine LLC, for all of the outstanding shares of common stock of EDAC Technologies Corporation (NASDAQ: EDAC) (“EDAC”) at a purchase price of $17.75 per share. As of the expiration of the offer, 4,079,188 shares of common stock of EDAC were validly tendered and not withdrawn in the tender offer.

As part of the successful completion of the tender offer, GB Aero Engine LLC exercised its right granted under the merger agreement with EDAC pursuant to which the tender offer was made to purchase additional shares from EDAC which would allow GB Aero Engine LLC to complete the merger without stockholder approval. Today, GB Aero Engine LLC acquired all of the remaining outstanding shares of EDAC common stock by means of a “short form merger” in which all such shares, other than shares held by EDAC in treasury or shares held by EDAC’s shareholders who are entitled to and have properly exercised dissenters’ rights under Wisconsin law, were converted into the right to receive $17.75 per share, in cash and without interest, less any applicable withholding taxes. GB Aero Engine LLC intends to delist and de-register EDAC common stock as promptly as practicable following the effective time of the merger.

About Greenbriar Equity Group LLC

Greenbriar Equity Group LLC, a private equity firm with $1.5 billion of committed capital, focuses exclusively on the global transportation industry, including companies in aerospace and defense, automotive, freight and passenger transport, logistics and distribution, and related sectors. Greenbriar invests with proven management teams who are interested in being significant equity owners in their companies as well as with corporate partners who are interested in raising capital. Greenbriar’s partners bring many decades of experience at the highest levels within the transportation industry. Additional information may be found at www.greenbriarequity.com.

Contacts

EDAC Technologies Corporation

Glenn L. Purple

Vice President-Finance

860-677-2603

Greenbriar Equity Group LLC

Ross Lovern

Kekst and Company

212-521-4876